Exhibit 4.7.2

SECURITY CONFIRMATION AGREEMENT

DATED 19 JULY 2017

CEMEX TRADEMARK HOLDINGS LIMITED

CEMEX OPERACIONES MEXICO, S.A. DE C.V.

AS SECURITY PROVIDERS

NEW SUNWARD HOLDING B.V.

AS COMPANY

AND

WILMINGTON TRUST (LONDON) LIMITED

AS SECURITY AGENT

RELATING TO DEEDS OF PLEDGE OF REGISTERED

SHARES IN THE CAPITAL OF NEW SUNWARD

HOLDING B.V.

DATED 12 SEPTEMBER 2012 AND 15 DECEMBER

2015

THIS AGREEMENT (the “Agreement”) is dated 19 July 2017 and made between:

(1)	CEMEX OPERACIONES MEXICO S.A. DE C.V., a company incorporated under the laws of the United Mexican States, having its registered office at Avenida Constitución 444 Pte., C.P. 64000, Monterrey, Nuevo León, México, registered with the Public Registry of Commerce of Monterrey, Nuevo León, México under number CDC-960913-SK6 (“CEMEX Mexico”)

(2)	CEMEX TRADEMARK HOLDINGS LIMITED, a company incorporated under the laws of Switzerland, having its registered office at Romerstrasse 13, 2555 Brugg bei Biel, Switzerland, registered with the commercial register of the Canton of Bern under number CHE-109-294-363 (“CEMEX Trademark” and together with CEMEX Mexico referred to as the “Security Providers”);

(3)	NEW SUNWARD HOLDING B.V., a private limited company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of The Netherlands, having its seat (statutaire zetel) at Amsterdam, The Netherlands, and its registered office at Strawinskylaan 1637, Tower B, Level 16, 1077 XX Amsterdam, The Netherlands and registered with the Dutch Commercial Register (Handelsregister) under number 34133556 (the “Company”); and

(4)	WILMINGTON TRUST (LONDON) LIMITED, a company with limited liability, incorporated under the laws of England and Wales, having its registered office at Third Floor, 1 King’s Arms Yard, London EC2R 7AF, United Kingdom and registered with Companies House under number 05650152 as security agent for the Secured Parties and pledgee under the Deeds of Pledge (as defined below) (the “Security Agent”).

RECITALS:

(A)	Reference is made to:

(i)	a facilities agreement originally dated the twenty-ninth day of September two thousand fourteen entered into among, inter alios, CEMEX, S.A.B. de C.V. as the Borrower, the Original Guarantors, the Original Security Providers, the Arranger, the Original Lenders, the Agent and the Security Agent (all as defined therein) as amended and restated on the twenty-third day of July two thousand fifteen (the “Original Facilities Agreement”);

(ii)	an intercreditor agreement originally dated the seventeenth day of September two thousand twelve and made between, inter alios, the Facility Agent, the Original Facilities Agreement Creditors, CEMEX, S.A.B. de C.V. as the Parent, the Original Borrowers, the Original Guarantors, the Original Security Providers, the Intra-Group Lenders and the Security Agent (all as defined therein) as most recently amended on the thirtieth day of July two thousand fifteen (the “Intercreditor Agreement”);

(iii)	the notarial deed of pledge of shares dated the seventeenth day of September two thousand twelve and made between, amongst others, CEMEX International Finance Company, Corporación Gouda, S.A. de C.V.,

Mexcement Holdings, S.A. de C.V. and CEMEX Trademarks Holding Ltd. as pledgors, the Security Agent and New Sunward Holding B.V. as the company in the capital of which shares are pledged (the “2012 Deed of Pledge”); and

(iv)	the notarial deed of pledge of shares dated fifteen December two thousand fifteen and made between Cemex Operaciones Mexico S.A. de C.V. as pledgor and New Sunward Holding B.V. as the company in the capital of which shares are pledged (the “2015 Deed of Pledge” and together with the 2012 Deed of Pledge referred to as the “Deeds of Pledge”).

(B)	On or about the date hereof:

(i)	a facilities agreement will be entered into between, amongst others, CEMEX, S.A.B de C.V. as borrower, the financial institutions named as original lenders, Citibank Europe Plc, UK Branch as the agent and Wilmington Trust (London) Limited as the security agent pursuant to which the amounts outstanding under the Original Facilities Agreement will be refinanced (the “Refinancing Facilities Agreement”); and

(ii)	an amendment and restatement agreement will be entered into between, amongst others, CEMEX, S.A.B de C.V. as the parent, the subsidiaries of the parent listed in Schedule 1 thereto as debtors and security providers, Citibank Europe Plc, UK Branch as the agent and Wilmington Trust (London) Limited as the security agent pursuant to which the Intercreditor Agreement will be amended (the “ICA Amendment and Restatement Agreement”).

(C)	The Security Providers hereby wishes to confirm the continued existence of the security provided under the Deeds of Pledge notwithstanding the entry into of the Refinancing Facilities Agreement and ICA Amendment and Restatement Agreement.

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Incorporation of defined terms

Unless a contrary indication appears, a term defined in the Intercreditor Agreement has the same meaning in this Agreement.

1.2	Clauses

In this Agreement any reference to a “Clause” or a “Schedule” is, unless the context otherwise requires, a reference to a Clause in or a Schedule to this Agreement.

2.	CONFIRMATION OF SECURITY

(a)	For the avoidance of doubt, the Security Providers confirm for the benefit of the Secured Parties that the Transaction Security created by them pursuant to the Deeds of Pledge shall (a) remain in full force and effect notwithstanding the entry into of the Refinancing Facilities Agreement and the ICA

Amendment and Restatement Agreement and (b) continue to secure the Secured Obligations (as defined in the Deeds of Pledge) as (partially) refinanced pursuant to the Refinancing Facilities Agreement.

(b)	The parties to this Agreement agree that any reference in the Deeds of Pledge to a provision or term of the Original Facilities Agreement shall, as the date of the Refinancing Agreement, be deemed a reference to any equivalent provision or term in the Refinancing Facilities Agreement which is similar in meaning and effect.

(c)	The Security Providers further confirm that:

(i)	the Refinancing Facilities Agreement qualifies as a Refinancing Document;

(ii)	the security created under each of the Deeds of Pledge has been created to secure all present and future obligations owed by the Debtors to the Security Agent in relation to any Finance Parallel Debt and any Notes Parallel Debt;

(iii)	they are the sole holders of the entire issued and outstanding share capital of New Sunward Holding B.V.;

(iv)	all issued and outstanding shares in the capital of New Sunward Holding B.V. (the “Shares”) have been pledged pursuant to the Deeds of Pledge; and

(v)	other than pursuant to the Deeds of Pledge, the Shares have not been encumbered with limited rights (beperkte rechten), no attachment (beslag) on the Shares has been made and the Shares have not been transferred, encumbered or attached in advance (bij voorbaat), nor has any of the Security Providers agreed to such a transfer or encumbrance in advance.

(d)	Each of the Security Providers, the Company and the Security Agent hereby agree that clause 1.5 of the 2012 Deed of Pledge shall forthwith read as follows:

“1.5 Limitation of the Swiss Pledgor under Swiss law

(a)	The obligations and liabilities of the Swiss Pledgor under this Deed and all confirmations in respect of this Deed thereafter in relation to the obligations, undertakings, indemnities or liabilities of an Obligor other than that Swiss Pledgor or any of its fully owned and controlled subsidiaries (the “Restricted Obligations”) shall be limited to the amount of the Swiss Pledgor’s Free Reserves Available for Distribution at the time payment is requested, or the maximum amount permitted by Swiss law applicable at the time payment is requested, provided that such limitation is a requirement under applicable law (including any case law) at that point in time and that such limitation shall not free the Swiss Pledgor from its obligations in excess thereof, but merely postpone the performance date until such time as performance is permitted notwithstanding such limitation.

(b)	For the purpose of this clause, “Free Reserves Available for Distribution” means an amount equal to the maximal amount in which the Swiss Pledgor can make a dividend payment to its shareholder(s) (being the balance sheet profit and any freely disposable reserves available for this purpose, in each case in accordance with applicable Swiss law).

(c)	As soon as possible after having been requested to discharge a Restricted Obligation, the Swiss Pledgor shall, if it cannot discharge the full amount of the Restricted Obligations, provide the Pledgee with an interim statutory balance sheet audited by the statutory auditors of the Swiss Pledgor setting out the Free Reserves Available for Distribution and, immediately thereafter, pay the amount corresponding to the Free Reserves Available for Distribution to the Pledgee (save to the extent provided below).

(d)	In respect of the Restricted Obligations, the Swiss Pledgor shall:

(i)	if and to the extent required by applicable law in force at the relevant time:

(A)	subject to any applicable double taxation treaties, deduct Swiss withholding tax at the rate of 35 per cent. (or such other rate as is in force at that time) from any payment made by it;

(B)	pay any such deduction to the Swiss Federal Tax Administration; and

(C)	notify and provide evidence to the Pledgee that the Swiss withholding tax has been paid to the Swiss Federal Tax Administration; and

(ii)	to the extent such deduction is made, not be required to make a gross-up, indemnify or otherwise hold harmless the Secured Parties for the deduction of the Swiss withholding tax notwithstanding anything to the contrary contained in the Debt Documents, unless grossing up is permitted under the laws of Switzerland then in force and provided that this should not in any way limit any obligations of any non-Swiss Pledgor under the Debt Documents to indemnify the Secured Parties in respect of the deduction of the Swiss withholding tax, including, without limitation, in accordance with Clause 12 of the Facilities Agreement (as amended from time to time) (Tax Gross-Up and Indemnities).

(e)	In respect of the Restricted Obligations, if so required under applicable law (including tax treaties) at any time when the Pledgee is enforcing security interests granted by the Swiss Pledgor, once the Pledgee is satisfied that it has received all disposal proceeds from such enforcement of the security, it shall promptly notify the Swiss Pledgor of the amount of proceeds from such enforcement, and such Swiss Pledgor:

(i)	shall use its best efforts to ensure that the proceeds of any such enforcement can be used without deduction of Swiss withholding tax, or with deduction of Swiss withholding tax at a reduced rate, by discharging the liability to such tax by notification (Meldeverfahren) pursuant to applicable law (including tax treaties) rather than payment of the tax, and

(ii)	shall promptly notify the Pledgee that such notification has been made or, as the case may be, deduction at a reduced rate is possible, and provide the Pledgee with evidence that such a notification of the Swiss Federal Tax Administration has been made or, as the case may be, such taxes may be deducted at a reduced rate.

(f)	To the extent a notification procedure referred to in the preceding paragraph (e) is not available, the Swiss Pledgor shall:

(i)	within 20 Business Days after the notification by the Pledgee of the amount of proceeds from any enforcement in accordance with paragraph (e) above notify the Pledgee that Swiss withholding tax is due by the Swiss Pledgor; and

(ii)	provide the Pledgee with all relevant information necessary or reasonably requested by the Pledgee to make the relevant deduction including, but not limited to, the amount of such deduction to be made (it being understood by the Parties hereto that the Pledgee shall have the right but not the obligation to determine such amount, if any, pursuant to the terms of the Intercreditor Agreement (as amended from time to time), and in particular, but not limited to, pursuant to Clause 11.7 (Security Agent’s actions) and 11.8(c) (Security Agent’s discretions) thereof), whereupon the Pledgee (acting on the instructions of an Instructing Group (as defined in the Intercreditor Agreement, as amended from time to time)) shall deduct the Swiss withholding tax in the amount notified to it or determined by it in accordance with the paragraph (f)(ii) above from the enforcement proceeds and shall pay such amount to the Swiss Federal Tax Administration in satisfaction of the Swiss withholding tax payment due by the Swiss Pledgor in relation to such enforcement proceeds, provided, however, that the Pledgee will not assume any liabilities to any person in connection with the deduction or payments made by the Pledgee pursuant to this paragraph (e), any failure by the Swiss Pledgor to comply with its obligation hereunder or in connection with any failure by the Pledgee to determine such amount of the deduction to be made to the extent not notified to it by the Swiss Pledgor.

(g)	The Swiss Pledgor shall use all reasonable efforts to procure that any person which is entitled to a full or partial refund of any Swiss withholding tax paid pursuant to paragraph (d) or (e) above will, as soon as possible after the deduction of the Swiss withholding tax, (y) request a refund of the Swiss withholding tax under any applicable law (including double taxation treaties) and (z) pay to the Pledgee upon receipt any amount so refunded. The Pledgee shall, at the prior written request and (so long as reasonable) cost of the Swiss Pledgor, take all reasonable steps to cooperate with the Swiss Pledgor to secure such refund.

(h)	The Swiss Pledgor will take, and cause to be taken, all and any other action, including, without limitation, the passing of any shareholders’ resolutions to approve any payment or other performance under the Debt Documents and the receipt of any confirmations from the Swiss Pledgor’s auditors, whether following a request to discharge a Restricted Obligation, or which may be required as a matter of mandatory Swiss law in force at the time it is required to make a payment or perform other obligations under the Debt Documents in order to allow a prompt payment or performance of other obligations under the Debt Documents.

(i)	If the enforcement of the Restricted Obligations would be limited due to the effects referred to in this paragraph 1.5 and if any asset of the Swiss Pledgor has a book value that is less than its market value (an “Undervalued Asset”), the Swiss Pledgor shall, to the extent permitted by applicable law and its accounting standards (i) write up the book value of such Undervalued Asset such that its balance sheet reflects a book value that is equal to the market value of such Undervalued Asset, and (ii) make reasonable efforts to realise the Undervalued Asset for a sum which is at least equal to the market value of such asset. Without prejudice to the rights of the Pledgee under the Debt Documents, the Swiss Pledgor will only be required to realise an Undervalued Asset if such asset is not necessary for the Swiss Pledgor’s business (nicht betriebsnotwendig).”

3.	MISCELLANEOUS

3.1	Incorporation of terms

The provisions of clause 6.3 (Unenforceability), clause 6.5 (Costs) and paragraph 9.2 of clause 9 (Governing law and jurisdiction) of the 2015 Deed of Pledge shall be incorporated into this Agreement as if set out in full in this Agreement and as if references in those clauses to “this Deed” are references to this Agreement.

3.2	Counterparts

This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

4.	GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it governed by Dutch law.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SIGNATURES

THE SECURITY PROVIDERS

/s/ Francisco Javier Garcia Ruiz De Morales

For and on behalf of
CEMEX OPERACIONES MEXICO S.A. DE C.V.

Name:	Francisco Javier Garcia Ruiz De Morales
Title:	Attorney in Fact

/s/ Patricio Trevino Garza
For and on behalf of
CEMEX TRADEMARK HOLDINGS LIMITED

Name:	Patricio Trevino Garza
Title:	Attorney-in-Fact

THE COMPANY

/s/ Patricio Trevino Garza
For and on behalf of
NEW SUNWARD HOLDING B.V.

Name:	Patricio Trevino Garza
Title:	Attorney-in-Fact

The Security Agent

For and on behalf of

WILMINGTON TRUST (LONDON) LIMITED

By:	/s/ Keith Reader
Keith Reader
Authorised Signatory